Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Announces CEO Succession

Rod Young to step down; Phil Smith to Assume CEO Role

ST. PAUL, Minn. — (Nov. 15, 2010) — Angeion Corporation (NASDAQ: ANGN) today announced that Rodney Young, CEO of Angeion since 2004, is stepping down as CEO, but will continue as an Angeion director and a consultant to the company. The company also announced that its board of directors has implemented its succession plan, naming medical industry executive and Angeion board member, Philip (Phil) Smith, 43, president and chief executive officer to succeed Young. Young will remain with Angeion through a transition period to December 31, 2010 at which time Smith will assume the CEO position.

“After six years of leading the company, Rod has decided to step down as CEO, but he has agreed to assist in the CEO transition, serve as a consultant to the company and to continue as a Board member,” said Mark Sheffert, chairman of the board. “During Rod’s tenure, he successfully led the company’s growth and development of its Medical Graphics and New Leaf businesses. Additionally, under his direction the company established an important international presence—opening an office in Milan, Italy, expanded its network of distribution partners, and launched a range of new products. We thank Rod for his contributions and commitment to Angeion and look forward to his continued service as a member of the Board and consultant.”

Young said, “I am honored to have served as the CEO of Angeion and look forward to the next phase of my career. Since Phil joined our board, we have always viewed him as a viable succession candidate. He already has established a close working relationship with the senior management team, and gained an in-depth knowledge of our industry and customers. Phil and I will work closely to ensure a smooth transition. ”

Sheffert continued, “With Rod’s decision to step down, we are fortunate to have a qualified and experienced successor within our Board. Phil brings a deep background in the medical industry and his public and private company leadership and finance background make him an ideal CEO candidate.”

Smith’s 18-year career has been in med-tech companies and service providers. Since 2008, he has been president and CEO of DGIMed Ortho, an early-stage medical device company. He also has previous healthcare experience as: executive vice president, strategy and business development for Vital Images; president and CEO of Thermonix, Inc.; and vice president, marketing and business development, for Image-Guided Neurologics. Prior to that, Smith served as an investment banker in the medical device group at Piper Jaffray. He began his career at GE Healthcare where he held sales and leadership positions for more than five years.

Smith has been a member of Angeion’s board since 2007. He also is on the boards of Delta Dental of Minnesota, Minnesota Children’s Museum and the investment board of the Minneapolis Foundation’s Northstar Fund. He holds a Bachelor of Science degree in electrical engineering from the University of Florida, and a master of business administration degree from the Wharton School of the University of Pennsylvania.

Smith said, “I am excited and honored to become the CEO of Angeion and to continue working with the company’s talented senior management team and employees whom I have had the opportunity to get to know and work with over the past three years. Rod established a solid, good foundation upon which we can build, and I look forward to continuing to work with the Board to ensure that the company’s strategic plan is aligned with marketplace opportunities.”

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to maintain our software development initiative and migrate our MedGraphics software platform to a next generation technology; (5) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (6) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (7) our ability to expand our worldwide international revenue through our distribution partners; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (11) our dependence on third-party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2009.

Contacts:	Mark W. Sheffert, Chairman of the Board, (612) 436-2818

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